                                   TEFRON LTD.
                      PARK AZORIM, 94 DERECH EM HAMOSHAVOT
                           PETACH TIKVA, 49527 ISRAEL

                          ----------------------------


                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON TUESDAY, JUNE 28, 2005

                         -------------------------------


Dear Shareholder,

        You are cordially invited to attend the Annual General Meeting of the shareholders of Tefron Ltd. (the "Company") to be held at the Company's offices located at Park Azorim, 94 Derech Em Hamoshavot, Petach Tikva, Israel on Tuesday, June 28, 2005, at 11:00 a.m., local time, for the following purposes:

        1. to receive and consider the Report of Directors, the Financial Statements of the Company and the Auditors' Report for the fiscal year ended December 31, 2004;

        2. to re-elect Arie Wolfson, Yosef Shiran, Meir Shamir, Micha Korman and Shirith Kasher, and to elect Ishay Davidi and Avi Zigelman, as Company directors;

        3.      to approve the directors' fees;

        4. to approve the extension of the term of the options granted to Taly Oren-Blazer, a former director of the Company;

        5. to ratify the appointment of Kost Forer & Gabbay, a member firm of Ernst & Young International, as auditors of the Company for the year ending December 31, 2005 and for the period until the next Annual General Meeting of the shareholders, and authorize the Board of Directors, upon recommendation of the Audit Committee, to determine the auditors' compensation; and

        6. To conduct such other business as may properly come before the Annual General Meeting or any adjournments or postponements thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on May 20, 2005 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual General Meeting.

        Whether or not you plan to attend the Annual General Meeting, you are urged to promptly complete, date and sign the enclosed proxy, and mail it in the enclosed envelope which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the Annual General Meeting and vote your shares in person.

        Pursuant to the Articles of Association of the Company, a proxy will be effective only if received by the Company at least two hours prior to the time of the Annual General Meeting. By Order of the Board of Directors,

ARIE WOLFSON
Chairman of the Board of Directors
May 25, 2005
Petach Tikva, Israel

                                   TEFRON LTD.
                      PARK AZORIM, 94 DERECH EM HAMOSHAVOT
                           PETACH TIKVA, 49527 ISRAEL

                                 PROXY STATEMENT

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS


        This Proxy Statement is furnished to shareholders in connection with the solicitation by the Board of Directors of Tefron Ltd. (the "Company" or "Tefron") of proxies to be voted at the Annual General Meeting (the "Meeting") of the shareholders of the Company to be held on Tuesday, June 28, 2005 at 11:00 a.m., local time, at the Company's offices located at Park Azorim, 94 Derech Em Hamoshavot, Petach Tikva, Israel and at any adjournments or postponements thereof. A copy of the Notice of Annual General Meeting of Shareholders accompanies this Proxy Statement. This Proxy Statement and the proxies solicited hereby are first being sent or delivered to the shareholders on or about May 27, 2005.

SOLICITATION OF PROXIES

        If a proxy in the enclosed form is duly executed and returned, the Company's ordinary shares, par value NIS 1.00 per share (the "Ordinary Shares"), represented thereby will be voted. If specification is made by the shareholder on the form of proxy, the Ordinary Shares represented thereby will be voted in accordance with such specification. Subject to applicable law and the rules of the New York Stock Exchange, if no specification is made, the persons named in the accompanying proxy will vote the Ordinary Shares represented thereby (i) for the election as directors of the nominees named herein, (ii) for the approval of the directors' fees as set forth herein, (iii) for the approval of extension of the expiration date of the options granted to Taly Oren-Blazer; and (iv) for the ratification of the appointment of the firm of Kost Forer & Gabbay, a member firm of Ernst & Young International, as auditors of the Company for the year ending December 31, 2005 and for the period until the next Annual General Meeting of the shareholders and authorization of the Board of Directors, upon recommendation of the Audit Committee, to determine the auditors' compensation.

        Any shareholder may revoke his proxy by delivering a subsequently dated proxy or by giving written notice of revocation to the Chairman of the Board of Directors at any time prior to two hours before the time of the Meeting or by voting in person at the Meeting. However, if the shareholder attends the Meeting and does not elect to vote in person, his proxy will not be revoked.

        Pursuant to the provisions of the Articles of Association of the Company, a proxy will be effective only if it is received by the Company at least two hours prior to the time of the Meeting.

        THE BOARD OF DIRECTORS DOES NOT KNOW OF ANY MATTER, OTHER THAN THOSE SET FORTH HEREIN, THAT IS EXPECTED TO BE PRESENTED FOR CONSIDERATION AT THE MEETING. HOWEVER, IF OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THE ACCOMPANYING PROXY ARE AUTHORIZED TO VOTE ON SUCH MATTERS USING THEIR DISCRETION.

RECORD DATE; OUTSTANDING VOTING SECURITIES; VOTING RIGHTS

        Only shareholders of record at the close of business on May 20, 2005 will be entitled to receive notice of, and vote at, the Meeting and any adjustments or postponements thereof. As of May 20, 2005, 17,936,453 Ordinary Shares were issued, outstanding and eligible to vote at the Meeting. This number does not take into account 997,400 ordinary shares held by a wholly-owned subsidiary of the Company, which are considered part of the equity of the Company, but are not eligible to be voted at the Meeting (the "Equity Shares"). At the Meeting, each shareholder of record will be entitled to one vote for each Ordinary Share held by him in respect of each matter to be voted upon.

        The presence, in person or by proxy, of at least two persons entitled to vote upon the business to be transacted at the Meeting, and holding or representing in the aggregate more than 25% of the voting power of the Company, is necessary to constitute a quorum at the Meeting. On all matters considered at the Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted in determining whether a quorum is present.

        The Company will bear the cost of soliciting proxies. Solicitation of proxies will be primarily by mail, but proxies may also be solicited by directors, officers, and employees of the Company (who will not be specifically compensated for such services) by telephone or otherwise. Brokerage houses and other custodians, nominees, and fiduciaries which forward proxies and proxy materials to beneficial owners of Ordinary Shares will be reimbursed for their expenses by the Company for doing so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

MAJOR SHAREHOLDERS

        The following table sets forth the number of the Company's Ordinary Shares owned by any person known to the Company to be the beneficial owner of 5% or more of the Company's Ordinary Shares as of May 20, 2005. The information in this table is based on 17,936,453 Ordinary Shares outstanding as of such date but does not take into account the Equity Shares referred to above. The number of Ordinary Shares beneficially owned by a person includes Ordinary Shares subject to options held by that person that were currently exercisable at, or exercisable within 60 days of, May 20, 2005. The Ordinary Shares issuable under these options are treated as if they were outstanding for purposes of computing the percentage ownership of the person holding these options but are not treated as if they were outstanding for the purposes of computing the percentage ownership outstanding for any other person. None of the holders of the Ordinary Shares listed in this table have voting rights different from other holders of the Ordinary Shares.

                                                 NUMBER OF        PERCENT OF
NAME                                           SHARES OWNED    ORDINARY SHARES*
--------------------------------------------------------------------------------

Norfet, Limited Partnership ............       5,663,085 (1)         31.6%
c/o Fimi 2001 Ltd.
Rubinstein House
37 Begin Rd.
Tel Aviv, Israel

Macpell Industries Ltd. ................       3,777,110 (2)         21.1%
28 Chida Street
Bnei Brak, Israel  51371

Discount Investment Corporation Ltd ....       1,916,866 (3)          7.1%
Azrieli Center 3, Triangular Building
Tel Aviv, Israel 67023

Arie Wolfson ...........................       4,898,492 (4)         27.3%

Sigi Rabinowicz.........................       4,071,451 (5)         22.7%

Leber Partners, L.P. ...................       1,276,882              7.1%
Zvi Limon
95 Avenue Kleber Paris, France 75116

* Does not take into account 997,400 Ordinary Shares held by a wholly owned subsidiary of the Company.

(1) Norfet L.P is an Israeli partnership. As of May 20, 2005, 51.963% of Norfet was held by FIMI Israel, Opportunity Fund, Limited Partnership, and 34.449% was held by Mivtach Shamir Holdings Ltd.. Pursuant to Rule 13d-5 of the U.S Exchange Act, Norfet may also be deemed to beneficially own the shares held by Macpell and Arwol due to the shareholders agreement between Arwol, Macpell and Norfet. In addition, pursuant to Rule 13d-5, Mr. Meir Shamir, a director in the Company, may be deemed to beneficially own the shares held by Norfet due to his 40% interest in Mivtah-Shamir.

(2) Macpell is an Israeli corporation. As of May 20, 2005, Arwol Holdings Ltd., an Israeli company wholly-owned by Arie Wolfson, the Company's Chairman of the Board, held 27.8% of Macpell; Riza Holdings Ltd., an Israeli company wholly-owned by Sigi Rabinowicz, held 25.0% of Macpell; and Condo Overseas Inc., a Panamanian company wholly-owned by Avi Ruimi, held 25.8% of Macpell, representing 78.7% of Macpell's shares in the aggregate. The aggregate number of Macpell's shares outstanding as of May 20, 2005 was 15,561,284 (included 398,651 shares held by New Net Holdings Ltd, a wholly owned subsidiary of Macpell). Pursuant to Rule 13d-5 of the U.S Exchange Act, Macpell may also be deemed to beneficially own the shares held by Norfet due to the shareholders agreement between Arwol, Macpell and Norfet. See "Shareholders Agreement" below.

(3) Consists of 958,433 shares held by Discount Investment Corporation Ltd. ("DIC") and 958,433 shares held by PEC Israel Economic Corporation ("PEC"), a wholly owned subsidiary of DIC. DIC is controlled by IDB Development Corporation Ltd. ("IDB Development"). IDB Development is controlled by IDB Holding Corporation Ltd. ("IDBH"). DIC, IDB Development and IDBH are public companies traded on the Tel Aviv Stock Exchange.

        IDBH is controlled by a group comprised of: (i) Ganden Investments I.D.B. Ltd. ("Ganden Investments"), a wholly owned Israeli subsidiary of Ganden Holdings Ltd. ("Ganden Holdings"), a private Israeli company controlled by Nochi Dankner and his sister, Shelly Bergman, which holds 31.02% of the equity of and voting power in IDBH; (ii) Manor Investments-IDB Ltd. ("Manor Investments"), a majority owned Israeli subsidiary of Manor Holdings B.A. Ltd. ("Manor Holdings"), a private Israeli company controlled by Ruth Manor, which holds 10.34% of the equity of and voting power in IDBH; and (iii) Avraham Livnat Investments
        (2002) Ltd. ("Livnat Investments"), a wholly owned Israeli subsidiary of Avraham Livnat Ltd. ("Livnat Ltd."), a private Israeli company controlled by Avraham Livnat, which holds 10.34% of the equity of and voting power in IDBH. Ganden Investments, Manor Investments and Livnat Investments, owning in the aggregate approximately 51.7% of the equity of and voting power in IDBH, entered into a Shareholders Agreement relating, among other things, to their joint control of IDBH, the term of which is until May 19, 2023.

        In addition to the shares of IDBH owned by Ganden Investments, Manor Holdings and Livnat Holdings, as at May 20, 2005: (i) Ganden Holdings itself owned directly approximately 6.44% of the outstanding shares of IDBH, (ii) Shelly Bergman owned, through a private Israeli company wholly owned by her, approximately 6.54% 7.23% of the outstanding shares of IDBH, (iii) Manor Holdings owned directly approximately 0.03% of the outstanding shares of IDBH and (iv) Livnat Ltd. owned directly approximately 0.04% of the outstanding shares of IDBH. These additional holdings of shares of IDBH are not subject to the Shareholders Agreement referred to above.

        Nochi Dankner is Chairman and CEO of IDBH, and chairman of IDB Development and DIC. Shelly Bergman, Isaac Manor (the husband of Ruth Manor), Dori Manor (a son of Isaac and Ruth Manor) and Zvi Livnat (a son of Avraham Livnat) are directors of each of IDBH, IDB Development and DIC. Shai Livnat (a son of Avraham Livnat) is a director of IDB Development.

(4) Includes (a) 3,777,110 Ordinary Shares held by Macpell, (b) 971,282 Ordinary Shares held by Arwol, (c) 150,000 Ordinary Shares subject to options exercisable at $3.50 per share (which expire in 2012) and (d) 100 Ordinary Shares held by Mr. Wolfson. Pursuant to Rule 13d-5 of the Securities Exchange Act of 1934, as amended, Mr. Wolfson may be deemed to beneficially own the 3,777,110 Ordinary Shares held by Macpell due to his beneficial interest in Macpell and the Macpell Shareholders' Agreement. Does not include 2,250 Deferred Shares held by Mr. Wolfson. The Deferred Shares are non-transferable and entitle their holders, upon the liquidation of the Company, to the par value of the shares but to no voting, dividend or any other rights.

(5) Consists of (i) 3,777,110 Ordinary Shares held by Macpell, and (ii) exercisable options to purchase 294,341 Ordinary Shares at prices that are between $3.50 and $9.50 per share (which expire between 2009 and 2012). Pursuant to Rule 13d-5 of the U.S. Securities Exchange Act of 1934, as amended, Mr. Rabinowicz may be deemed to beneficially own the 3,777,110 Ordinary Shares held by Macpell due to his beneficial interest in Macpell and the Macpell Shareholders' Agreement. Does not include 2,250 Deferred Shares held by Mr. Rabinowicz. The Deferred Shares are non-transferable and entitle their holders, upon the liquidation of the Company, to the par value of the shares but to no voting, dividend or any other rights.

DIRECTORS AND SENIOR MANAGERS

        As of May 20, 2005, the following directors and senior managers beneficially held the number of Ordinary Shares set forth in the table below. The information in this table is based on 17,936,453 Ordinary Shares outstanding as of May 20, 2005. The number of Ordinary Shares beneficially owned by a person includes Ordinary Shares subject to options held by that person that were currently exercisable at, or exercisable within 60 days of May 20, 2005. The Ordinary Shares issuable under these options are treated as if they were outstanding for purposes of computing the percentage ownership of the person holding these options but are not treated as if they were outstanding for the purposes of computing the percentage ownership outstanding for any other person. Except as disclosed below, to the Company's knowledge, none of the directors or senior managers beneficially owns any Ordinary Shares.

                                                                % OF ORDINARY
                                           NUMBER OF               SHARES
NAME                                    ORDINARY SHARES         OUTSTANDING**
--------------------------------------------------------------------------------
Arie Wolfson...................           4,898,492(1)              27.3%
Yos Shiran ....................             553,750(2)               3%
Ishay Davidi...................           5,663,085(3)              31.6%
Talya Hanan....................           *                         *
Micha Korman ..................           *                         *
Gil Rozen .....................           *                         *
Meir Shamir ...................           5,663,085(4)              31.6%
Yacov Elinav ..................           *                         *
Arie Arieli ...................           *                         *
Itamar Harchol ................           *                         *
Margalit Shahar    ............           *                         *
Zvi Avigad ....................           *                         *
Amit Eshet.....................           *                         *
Ilan Gilboa....................           *                         *

Directors and senior managers
as a group (14 persons)........           11,432,557 (5)            63.7%

-------------------
*       Less than 1% of the outstanding Ordinary Shares.
** Does not take into account 997,400 Ordinary Shares held by a wholly owned subsidiary of the Company.

(1) Includes (a) 3,777,110 Ordinary Shares held by Macpell, (b) 971,282 Ordinary Shares held by Arwol Holdings Ltd., (c) 150,000 Ordinary Shares subject to options exercisable at $3.50 per share (which expire in 2012), and (d) 100 Ordinary Shares held by Mr. Wolfson. Pursuant to Rule 13d-5 of the U.S. Securities Exchange Act of 1934, as amended, Mr. Wolfson may be deemed to beneficially own the 3,777,110 Ordinary Shares held by Macpell and the 971,282 Ordinary Shares held by Arwol. See "Macpell Shareholders Agreement" below. The table above does not include 2,250 Deferred Shares (representing 50% of the outstanding Deferred Shares) held by Mr. Wolfson. The Deferred Shares are non-transferable and entitle their holders, upon the Company's liquidation, to the par value of the shares but to no voting, dividend or any other rights.

(2) Consists of 540,208 Ordinary Shares subject to options exercisable at prices that are between $3.50 and at $3.56 per share (which expire between 2011 and 2012).

(3) Consist of 5,663,085 Ordinary Shares held by Norfet, which Mr. Davidi may be deemed to beneficially own due to his position as CEO of FIMI and his control interest in FIMI Israel Opportunity Fund, Limited Partnership ("FIMI"), which held an approximately 51.963% interest in Norfet as of May 20, 2005.

(4) Consists of 5,663,085 Ordinary Shares held by Norfet, which Mr. Shamir may be deemed to beneficially own due to his 40% interest in Mivtah-Shamir, which held an approximately 35.5% interest in Norfet as of May 20, 2005.

(5) Consists of 5,663,085 Ordinary Shares held by Norfet, which (i) Meir Shamir may be deemed to beneficially own under U.S securities laws due to his 40% interest in Mivtah-Shamir, which held an approximately 35.5% interest in Norfet as of May 20, 2005 and (ii) Ishay Davidi may be deemed to beneficially own under US securities laws due to his position as CEO of FIMI and his control interest in FIMI, which held an approximately 51.9% in Norfet as of May 20, 2005. Also include 3,777,110 Ordinary Shares held by Macpell of which Arie Wolfson may be deemed to be beneficial owner under U.S. securities laws due to his beneficial interests in Macpell and the Macpell Shareholders' Agreement. See "Macpell Shareholders Agreement" below. Also includes 971,282 Ordinary Shares held by Arwol of which Arie Wolfson may be deemed beneficial owner under U.S. securities laws. Further includes options (exercisable within 60 days) to purchase 1,021,080 Ordinary Shares. The exercise price of these options ranges from $3.50 to $9.50 per share. The expiration of these options ranges from 2007 to 2013.

EXECUTIVE COMPENSATION

        The aggregate direct remuneration paid to all Directors and senior management as a group for services in all capacities for the year ended December 31, 2004 was approximately $2.2 million, of which $100,000 was paid to Directors in their capacities as Directors. This amount includes $150,000 which was set aside or accrued to provide pension, retirement or similar benefits. The amount does not include any amounts expended by the Company for automobiles made available to its officers, expenses (including business travel and professional and business association dues and expenses) reimbursed to officers and other fringe benefits commonly reimbursed or paid by companies in Israel and $118,000 in management fees paid to Norfet.

        In 2004, the Company granted options for 730,000 Ordinary Shares under the Share Option Plan, of which 720,000 were granted to Directors and senior managers. Such options have an average exercise price of $4.264 per share and expire in 2014. Options for 115,768 Ordinary Shares under the Share Option Plan expired or were cancelled during 2004.

SHAREHOLDERS AGREEMENT

        Under a shareholders agreement entered into on February 17, 2004 (the "Shareholders Agreement"), Arwol Holdings Ltd., Macpell Industries Ltd. and Norfet Limited Partnership agreed to meet regularly and in any event prior to each General Meeting of shareholders of the Company and to review, discuss and attempt to reach a unified position with respect to principal issues on the agenda of each such meeting. The parties clarified that this should not be interpreted as forcing any party to act or vote according to any position stated at such prior meeting. Under the Shareholders Agreement, the parties further agreed upon the composition of the Company's board of directors, the identity of the chairman of the board of directors and to appoint an executive committee for advisory purposes.

        COMPOSITION OF THE BOARD OF DIRECTORS. Arwol, Macpell and the Norfet Limited Partnership agreed to vote all of the Company ordinary shares owned or controlled by each of them for the election to the Company's Board of Directors of: (i) three members (of whom at least one will qualify as an "independent director" under the NYSE rules) and, subject to applicable law - one external director, that shall be nominated by the Norfet Limited Partnership (one of whom shall be a woman and one of whom shall be a financial expert), (ii) three members (of whom at least one will qualify as an independent director under the NYSE rules)and, subject to applicable law, one external director, that shall be nominated by Arwol and Macpell, and (iii) the Company's chief executive officer.

        CHAIRMAN OF THE BOARD OF THE COMPANY. Arwol, Macpell and Norfet Limited Partnership confirm in the Macpell Agreement that Arie Wolfson has agreed to remain as Chairman of the Board until the Company's first Annual General Meeting of Shareholders in calendar year 2005 (to be convened by no later than July 31, 2005). Subject to the provisions of applicable law, on or before such shareholders meeting, Arwol, Macpell and Norfet Limited Partnership will endeavor to agree on the identity of the Chairman as of and following such shareholders meeting; PROVIDED, HOWEVER, that in the event they are unable to agree on the identity of the Chairman, each of Norfet Limited Partnership, on the one hand, and Macpell and Arwol, on the other hand, will be entitled to designate the Chairman for an 18 month period, provided that Norfet Limited Partnership will be the first to exercise such right commencing from the Company's first Annual General Meeting of Shareholders in the year 2005.

        As of the date of this Proxy Statement, Arwol, Macpell and Norfet Limited Partnership have not agreed on the identity of the new Chairman of the Board as of and following the Meeting.

        For more information about the Shareholders Agreement, please see the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 21, 2005.

MACPELL SHAREHOLDERS AGREEMENT

        Arwol Holdings Ltd., Riza Holdings Ltd. and Condo Overseas Inc. are parties to the Macpell Shareholders Agreement, dated as of December 28, 1999. The agreement provides, among other things, that subject to the agreement of the shareholders in Tefron, the distribution of the directors on Tefron's Board will reflect the direct and indirect holdings in Tefron (including through Macpell) of the parties to the agreement.

        The Macpell Shareholders' Agreement provides, among other things, that so long as Mr. Wolfson's direct or indirect holdings in Tefron are larger than those of Avi Ruimi, Arie Wolfson and Sigi Rabinowicz will each be entitled to vote for two Directors of Tefron, and Mr. Ruimi will be entitled to vote for one Director of Tefron. In any other case, the distribution of the Directors on Tefron's Board will reflect the direct and indirect holdings (including through Macpell) of the parties in Tefron.

        Pursuant to the Macpell Shareholders' Agreement, the Ordinary Shares of Macpell held by the parties thereto will be voted at each meeting of Macpell's shareholders by the trustee in accordance with the resolution of the shareholders party to the agreement, each shareholder having one vote for each Macpell share held by such shareholder.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

        At the Meeting, shareholders will be asked to elect seven persons to serve as directors of the Company, who, together with the Company's two external directors, whose terms will not expire until July 30, 2006 and July 15, 2007, respectively, will constitute the entire nine-member Board of Directors. As of the date of this proxy statement, all of the nominees listed currently serve as directors of the Company other than Ishay Davidi and Avi Zigelman. Each of the seven nominees is nominated to serve as a director until the end of the next Annual General Meeting. Following their appointment, the directors will elect one of the Directors to serve as Chairman of the Board of Directors.

        It is the intention of the persons named in the proxy to vote for the election of the persons named below. If any nominee is unable or unwilling to serve (which the Board of Directors does not anticipate), the persons named in the proxy will vote in their discretion for another person.

        The following information is supplied with respect to each person nominated and recommended to be elected to the Board of Directors of the Company and is based upon the records of the Company and information furnished to it by the nominees. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership of certain of the nominees.

        The nominees to serve on the Board of Directors are:

        NAME                      AGE      CURRENT POSITION WITH COMPANY
        ----                      ---      -----------------------------
        Arie Wolfson ..........    43      Chairman of the Board (1)
        Yosef Shiran ..........    43      Chief Executive Officer and Director
        Meir Shamir ...........    53      Director
        Ishay Davidi ..........    43      (2)
        Micha Korman ..........    50      Director
        Shirith Kasher ........    37      Director
        Avi Zigelman...........    49      (2)

        (1) Pursuant to an agreement among Arwol, Macpell and Norfet Limited Partnership, Mr. Wolfson will cease to serve as Chairman of the Board on and as of the date of the Meeting, and the parties to such agreement will endeavor to agree on the identity of the Chairman. See "Shareholders Agreement" above.

        (2) Messrs. Davidi and Zigelman do not currently hold positions with the Company.

        ARIE WOLFSON joined Tefron in 1987 and has served as Chairman of the Board of Directors since August 2002. Mr. Wolfson will cease to serve as Chairman of the Board on and as of the date of the Meeting, but will continue to serve as a director. He also served as Chairman of the Board of Directors from 1997 to 2000, and as President from 1993 to 2000. Mr. Wolfson served as Chief Financial Officer from 1988 to 1990 and Assistant to the Chief Executive Officer from 1990 to 1993. Mr. Wolfson has also served as Chairman of Macpell Industries Ltd., a principal shareholder in Tefron, since 1998 and served as Chief Executive Officer of Macpell from 1998 until March 2003. Mr. Wolfson is a graduate of High Talmudical Colleges in the United States and in Israel.

        YOSEF SHIRAN has served as Chief Executive Officer and a Director of Tefron since January 2001. Prior to joining Tefron, Mr. Shiran was the general manager of Technoplast Industries, an injection molding and extrusion company, from 1995 to 2000. Mr. Shiran has over 14 years of management experience. Mr. Shiran holds a B.Sc. degree in Industrial Engineering from Ben-Gurion University and a masters degree in Business Administration from Bar Ilan University.

        MEIR SHAMIR was elected as a director of the Company on March 31, 2004 and has been the Chairman of Mivtach Shamir Holdings Ltd., an investment company traded on the Tel-Aviv Stock Exchange, since 1992. Mr. Shamir also serves as a director of each of the following companies, as well as of other private companies: Lipman Electronic Engineering Ltd, a manufacturer of electronic clearance systems; Wizcom Technologies Ltd. which is engaged in the field of electronics and is traded on the Deutsche Borse A.G.; Digal Investments and Holdings Ltd, a real estate holding company traded on the Tel-Aviv Stock Exchange.

        ISHAY DAVIDI serves as a CEO and a senior partner of First Israel Mezzanine Investors Ltd. and of FIMI 2001 Ltd, as a chairman of Tadir-Gan (Precision Products) 1993 Ltd, and as a director at Lipman Electronic Engineering Ltd, Caesarea Creation Industries Ltd, Medtechnica Ltd, Tedea Development & Automation Ltd, TAT Technologies Ltd and Formula Systems, Ltd. Mr. Davidi was also the former CEO of the Tikvah VC Fund. Mr. Davidi holds a B.Sc in Industrail and Management Engineering and an MBA

        MICHA KORMAN has served as a director of the Company since October 2002. Mr. Korman leads the recovery and rehabilitation process for companies. Mr. Korman held various senior management positions in the Company from 1991 until 2003. From October 2000, he served as the Executive Vice President of the Company. Prior to that, Mr. Korman was Chief Financial Officer of the Company from 1991 to September 2000. Prior to joining the Company, Mr. Korman held various senior financial and management positions with companies in the hi-tech, beverage and food and communication industries. Mr. Korman holds a Bachelor's degree in Economics and Business Administration from Bar-Ilan University.

        SHIRITH KASHER was elected as a director of the Company on March 31, 2004 and is the CEO of Shefa Yamim Finance Ltd. From 2001 to March 31, 2005, Ms. Kasher was the General Counsel and Secretary of The Israel Phoenix Assurance Company Ltd. and the General Counsel of Atara Investment Company Ltd. and Atara Technology Ventures Limited (both from the Phoenix Group) . From 1997 to 2000, Ms. Kasher worked at S. Horowitz & Co., first as an Articled Clerk and then as an Advocate. Ms. Kasher holds a B.Sc., from the Human Genetics department of the Sackler Medical School, and an LLB, all from Tel Aviv University and is admitted to practice law in Israel.

        AVI ZIGELMAN serves as a director in the following companies: Plastro Irrigation 1971 Ltd., Hafenix Gemel Ltd., Fox Vizel Ltd., DCL Technologies Ltd. and Abe Trans Ltd. Mr. Zigelman served between 1996 and 2003 as a senior partner and head of the professional practice department KPMG Somekh Chaikin Accounting Firm in Tel Aviv, between 1994 and 1995 Mr. Zigelman served as a deputy managing director in Capital Holdings, and between 1985 and 1993 - as a head of professional practice departments in various accounting firms. Mr. Zigelman holds a B.A in Accounting and Economics, Economics with honors, Post degree Accounting Studies, with honors, Certified Public Accountant and M.A. in Business Economics, specialization in Finance, with honors - all from Tel Aviv University. It is proposed that at the Meeting, the following Resolution be adopted:

        "RESOLVED, that each of Arie Wolfson, Yosef Shiran, Meir Shamir, Micha Korman, Shirith Kasher, Ishay Davidi and Avi Zigelman be, and hereby is, elected to hold office as a director of the Company until the close of the next Annual General Meeting."

        The affirmative vote of holders of a majority of the Ordinary Shares represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ARIE WOLFSON, YOSEF SHIRAN, MEIR SHAMIR, MICHA KORMAN, SHIRITH KASHER, ISHAY DAVIDI AND AVI ZIGELMAN AS DIRECTORS OF THE COMPANY.


                                  PROPOSAL TWO

                           APPROVAL OF DIRECTORS' FEES


        Under the Companies Law, shareholders must approve the payment of compensation and fees to directors of the Company.

        Following approval by the Audit Committee and by the Board of Directors, in accordance with the Companies Regulations (Relief from Related Party Transactions), 2000, shareholders will be asked at the Meeting to approve directors' fees, which are the same as the fees for 2004, of NIS 2,000 (approximately $457) per meeting of the Board of Directors and an annual fee in the amount of NIS 50,000 (approximately $11,428) to each of our current and future directors who (i) is not an External Director (as defined in the Companies Law), (ii) is not deemed to be a controlling shareholder or (iii) does not hold a position with the Company or otherwise provide consulting services to the Company, until revised directors' fees are approved by our shareholders at a general meeting. Our shareholders have previously approved the same directors' fees for our External Directors.

        It is proposed that at the Meeting, the following Resolution be adopted:

        "RESOLVED, that the proposed fees to be paid to each of our current and future directors who (i) is not an External Director, (ii) is not deemed to be a controlling shareholder or (iii) does not hold a position with the Company or otherwise provide consulting services to the Company be, and hereby are, approved."

        The affirmative vote of the holders of a majority of the Ordinary Shares represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution. Since certain of the nominees to the Board of Directors of the Company are deemed to be "Controlling Persons" of the Company, as defined by the Companies Law, pursuant to the Companies Regulations (Relief from Related Party Transactions), 2000, if one or more shareholders holding in the aggregate at least 1% of the issued share capital or the voting rights in the Company notify the Company in writing, on or prior to the seventh day following the publication of this Proxy Statement about his/their objection to the resolution, the approval of the resolution will require that either: (i) the majority of shares voting at the Meeting includes at least one third (1/3) of the shares of shareholders who do not have a personal interest in the approval of the resolution and who are voting in person or by proxy, at the Meeting (without taking into account abstentions); or (ii) the total number of shares voted against the proposal by shareholders without a personal interest does not exceed one percent (1%) of the aggregate voting rights in the Company.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE DIRECTORS' FEES AS SET FORTH ABOVE.

                                 PROPOSAL THREE

                    APPROVAL OF EXTENSION OF TERM OF OPTIONS
                            HELD BY TALY OREN-BLAZER

        At the Meeting, shareholders will be asked to approve the extension until July 31, 2013 of the term of 8,000 options to purchase ordinary shares of the Company previously granted to Taly Oren-Blazer. Ms. Oren-Blazer served as a Director of the Company until March 31, 2004. In consideration of her service to the Company, the Board of Directors has agreed to extend the term of the options of Ms. Oren-Blazer, subject to shareholder approval.

        It is proposed that at the Meeting, the following Resolution be adopted:

        "RESOLVED, that the term of the 8,000 options to purchase shares of the Company held by Taly Oren-Blazer be extended until July 31, 2013 and the 1997 Share Option Plan shall be deemed amended accordingly only with respect to Ms. Oren-Blazer.

        The affirmative vote of the holders of a majority of the Ordinary Shares represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXTENSION OF THE EXPIRATION DATE OF THE OPTIONS AS SET FORTH ABOVE.


                                  PROPOSAL FOUR

                   RATIFICATION OF THE APPOINTMENT OF AUDITORS


        Shareholders will be asked to approve the appointment of Kost Forer & Gabbay, a member firm of Ernst & Young International, as auditors of the Company for the year ending December 31, 2005 and for the period until the next Annual General Meeting of shareholders and to authorize the Board of Directors to fix the remuneration of the auditors in accordance with the volume and nature of their services, in accordance with the recommendation of the Audit Committee. During the Meeting, the Board of Directors will state the amounts paid to the Company's past auditors for their services in the last year. A representative of Kost Forer & Gabbay is expected to be present at the Meeting and will be given an opportunity to make a statement if (s)he desires to do so and to respond to appropriate questions. Kost Forer & Gabbay, were also the auditors for the Company for the year ended December 31, 2004.

        It is proposed that at the Meeting, the following Resolution be adopted:

        "RESOLVED, that the appointment of Kost Forer & Gabbay, a member firm of Ernst & Young International, as auditors of the Company for the year ending December 31, 2005 and for the period until the next Annual General Meeting of shareholders, is hereby approved, and the Board of Directors is hereby authorized to fix the remuneration of the auditors in accordance with the volume and nature of their services, in accordance with the recommendation of the Audit Committee."

        The affirmative vote of the holders of a majority of the Ordinary Shares represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF KOST FORER & GABBAY A MEMBER FIRM OF ERNST & YOUNG INTERNATIONAL, AS THE COMPANY'S AUDITORS AND AUTHORIZATION OF THE BOARD OF DIRECTORS TO FIX THE REMUNERATION OF THE AUDITORS IN ACCORDANCE WITH THE VOLUME AND NATURE OF THEIR SERVICES, IN ACCORDANCE WITH THE RECOMMENDATION OF THE AUDIT COMMITTEE.

             REVIEW OF THE REPORT OF DIRECTORS, FINANCIAL STATEMENTS
                              AND AUDITORS' REPORT

        The Report of Directors for the year ended December 31, 2004 and the audited consolidated Financial Statements of the Company and the Auditors' Report in respect thereof for the year ended December 31, 2004 will be available for review by the Shareholders at the Meeting. In accordance with applicable Israeli law, at the Meeting, the directors will review the Report of Directors, the Financial Statements and the Auditors' Report in respect thereof and will answer appropriate questions relating thereto.

                                  OTHER MATTERS

        The Board of Directors knows of no matters that are to be brought before the meeting other than as set forth in the Notice of Annual General Meeting. If any other matter properly comes before the meeting, the persons named in the enclosed form of proxy are authorized to vote on such matter using their discretion.

By Order of the Board of Directors



ARIE WOLFSON
Chairman of the Board of Directors
May 25, 2005
Petach Tikva, Israel